EXHIBIT 99.1

Investor Contact:
John Iannone
Director of Investor Relations
(412) 995-7727
Media Contact:
Chris Hardman
VP of Communications
(412) 995-7187

Education Management Reaches Agreement In Principle
With Creditors On Debt Restructuring

▪	Proposed Restructuring Supported by Lenders and Bondholders Holding in Excess of 80% of Debt

▪	All Campuses and Academic Programs to Continue Without Interruption

▪	Deleveraged Capital Structure Will Support Continued Strategic Changes and Transformation of EDMC

▪	Final Agreement Subject to Regulatory and Shareholder Approval

PITTSBURGH, Aug. 27, 2014 - Education Management Corporation (NASDAQ: EDMC), one of the largest providers of post-secondary education in North America, today announced it has reached agreement in principle regarding a financial restructuring with holders of more than 80 percent of its secured and unsecured financial indebtedness. The company’s Board of Directors has approved the restructuring.

“We believe this plan, which will convert a significant portion of our debt into equity and result in a vastly improved capital structure with lower interest expense and extended maturities, is in the best interests of all stakeholders, most importantly our students,” said Edward H. West, Education Management president and CEO. “This new capital structure is critical to the future success of EDMC and part of our plan to transform the company.”

The proposed restructuring will reduce the company’s funded debt by approximately $1.1 billion, providing for the exchange of approximately $1.5 billion of outstanding debt as of June 30, 2014 for $400 million of new debt, preferred equity interests that would be convertible into common shares and warrants for the purchase of common shares. The company’s existing shareholders would retain 4 percent of the outstanding common stock after giving effect to the conversion of the new preferred stock and receive warrants to purchase an additional 5 percent of the common stock. The comprehensive, multi-step restructuring remains subject to applicable regulatory approvals and a shareholder vote, which the company expects to complete in 2015.

Pending consummation of the restructuring, the company will enter into an amendment to its senior credit facility to waive all financial covenants through June 30, 2015, substantially decrease cash interest expense and require no principal amortization payments through June 30, 2015, and extend the maturity of the revolving credit facility through July 2, 2015.

The restructuring plan has the support of more than 80 percent of the company's revolving lenders, term loan lenders and bondholders.  The company is seeking support for its restructuring plan from the remaining lenders and bondholders. However, no assurance can be given as to the level of additional support for the restructuring the company ultimately will be able to obtain.  Additional details may be found in the company’s filing on Form 8-K dated Aug. 27, 2014.

About Education Management Corporation
Education Management Corporation (www.edmc.edu), with approximately 119,500 students as of April 2014, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 110 locations in 32 U.S. states and Canada. The company offers academic programs to students through campus-based and online instruction, or through a combination of both. The company is committed to offering quality academic programs and strives to improve the learning experience for its students. Its educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including media arts, health sciences, design, psychology and behavioral sciences, culinary, business, fashion, legal, education and information technology.

Cautionary Statement
This press release includes information that could constitute forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are based on information currently available to management, concern the company's strategy, plans, intentions or expectations and typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “seeks,” “approximately,” “plans,” "projects," or similar words, although the absence of such words does not mean that any particular statement is not forward-looking. Actual results may differ materially from those projected, expressed or implied in the forward-looking statements as a result of various factors including, without limitation, the possibility that the company will fail to consummate the restructuring plan due to the failure to obtain regulatory or shareholder approval or otherwise, and the factors set forth in our filings with the Securities and Exchange Commission including, without limitation, our annual report on Form 10-K for the fiscal year ended June 30, 2013 and our Form 10-Q for the quarter ended March 31, 2014, under the caption "Risk Factors." In connection with the restructuring transaction, the company may deregister the common stock with the Securities and Exchange Commission and delist it from trading on Nasdaq. Any forward-looking statements contained in this release speak only as of the date of such release, and we caution existing and prospective investors not to place undue reliance on such statements. Such forward-looking statements do not purport to be predictions of future events or circumstances, and therefore, there can be no assurance that any forward-looking statement contained our releases will prove to be accurate. The company undertakes no obligation to update or revise any forward-looking statements.

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